Exhibit 8

                                                               __________, 1995

Brown Brothers Harriman Co.
40 Water Street
Boston, MA 02109

      Re: Custodian Agreement dated September 1, 1991 by and among GMO Trust, Grantham, Mayo, Van Otterloo & Co. and Brown Brothers Harriman & Co.

Ladies and Gentlemen:


         GMO Trust (the "Trust") hereby notifies you that it has established a series of shares, namely, the "GMO Foreign Fund" (formerly the Global Core Fund, and referred to herein as the "New Fund"). The Trust and the Manager (as defined in the Agreement) desire that you serve as custodian of the assets of the New Fund under the terms of the Agreement.


         If you agree to so serve as custodian for the New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon the New Fund shall each be deemed a "Fund" under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement among the Trust, the Manager and you in accordance with its terms.

                                     Very truly yours,

                                     GMO TRUST





                                     By________________________________________
                                           Name:
                                           Title:

                                     GRANTHAM, MAYO, VAN OTTERLOO & CO.

                                     By________________________________________
                                           Name:
                                           Title:

The foregoing is hereby
accepted and agreed.

BROWN BROTHERS HARRIMAN & CO.

By__________________________________
   Name:
   Title: